Exhibit 99.1

For more information, contact:
Henry Miller - financial contact	George Thomas - media contact
Tel: 484-582-5445	Tel: 484-582-5635
henry.miller@sungard.com	george.thomas@sungard.com

SunGard Announces First Quarter 2012 Results

Wayne, PA – May 1, 2012 – SunGard, one of the world’s leading software and technology services companies, today reported results for the first quarter ended March 31, 2012. For the first quarter, revenue was $1.04 billion, down 4% year over year. Excluding one of our capital markets businesses, a broker/dealer, revenue decreased 2%. Currency had no material impact on reported revenue in the quarter compared to the prior year. Operating income was $51 million in the quarter compared to operating income of $49 million in the first quarter of 2011. Adjusted EBITDA was $242 million and adjusted operating income was $157 million. Adjusted EBITDA and adjusted operating income are defined in Notes 1 and 2 in the Notes attached to this release.

During the quarter, the Company generated $75 million in cash flow from operations, up $22 million year over year, and reduced debt by $1.22 billion, ending the quarter with $1.38 billion of cash. On April 2, 2012, the Company used available cash to further reduce debt by an additional $500 million by redeeming its 10.625% senior notes due 2015.

Russ Fradin, president and chief executive officer, commented, “We’ve continued to make progress on a number of fronts, including closing the sale of our Higher Education business, reducing debt, improving cash flow and better managing our operating costs. Software license sales could have been better, even though last year’s first quarter was exceptionally strong for license sales. I’m confident we’re focused on the right issues and initiatives to improve our performance over the long term.”

Financial Systems revenue was $632 million in the first quarter, down 6% year over year (down 5% adjusting for currency). Excluding the broker/dealer business, revenue decreased 3% year over year (down 2% adjusting for currency). Software license fees were $21 million, a decrease of $29 million compared to the first quarter of 2011, which was an exceptionally strong license quarter including one deal worth $14 million.

Notable deals in the quarter included the following:

•

A US regional trust organization selected SunGard’s AddVantage to provide a unified wealth management solution for serving its Registered Investment Advisor, Trust and Investment clients from a single common platform.

•	An Indianapolis-based provider of life insurance, annuities and retirement planning selected SunGard’s Omni to help process payroll and improve census data management.

•

The commercial real estate group of a leading global capital markets investment bank selected SunGard’s Front Arena, on a hosted basis, to help capture commercial loans and address the processing of OTC derivatives hedges.

•	A regional bank in Southeast Asia selected SunGard’s Adaptiv, as a managed service, for its central credit risk and exposure reporting platform.

Availability Services revenue was $356 million in the first quarter, down 2% year over year (down 2% as well adjusting for currency). The decline in revenue was primarily driven by North American recovery services.

Notable deals in the quarter included the following:

•	One of Canada’s largest retailers selected SunGard to design a customized infrastructure solution and provide enterprise cloud services.

•	A global luxury retailer selected SunGard to provide disaster recovery planning and managed recovery services.

•	A leading provider of staffing services selected SunGard for advanced recovery services.

All Other revenue, comprised of our Public Sector and K-12 businesses, was $51 million in the first quarter, up 1% year over year. Software license fees were $2 million in the quarter, unchanged compared to the first quarter of 2011.

Notable deals in the quarter included the following:

•	A county in Texas selected SunGard Public Sector to provide solutions for computer-aided dispatch, records management, jails management and mobile computing.

•	One of the largest school districts in Kansas selected SunGard’s K-12 BusinessPLUS as its new ERP system to help manage financial and payroll functions.

Financial Position

For the first quarter of 2012, the Company generated $75 million in cash flow from operations, invested approximately $60 million in capital expenditures and spent $6 million on one acquisition net of acquired cash. In January of 2012, the Company completed the sale of its Higher Education business for a gross purchase price of $1.775 billion and used the net proceeds to repay $1.22 billion of debt. Over the remainder of the year, the Company expects to pay approximately $450 million in taxes related to this sale. At March 31, 2012, the Company’s leverage ratio as defined in its senior secured credit agreement was 4.2x and net debt (total debt of $6.61 billion less cash of $1.38 billion) was $5.23 billion.

During the quarter, the Company refinanced its senior secured credit agreement to renew the Company’s $880 million revolving credit commitments through November 2016, extend the maturity date of $908 million of its term loans from 2014 to 2017, and obtain amendments to permit the potential separation of the Availability Services business and modify certain other provisions of the credit agreement.

On April 2, 2012, the Company paid $527 million plus accrued interest using available cash to redeem its $500 million 10.625% senior notes due 2015.

Conference Call & Webcast

SunGard will host a conference call and live web broadcast to discuss first quarter 2012 results today at 9:00 a.m. (Eastern Time). The dial-in number for the conference call is 706-902-1370, and the conference ID number is 75026532. You may also listen to the call at www.investorcalendar.com by clicking on the “audio” icon for SunGard. An audio replay will be available two hours after the call ends through midnight on May 15, 2012. To listen to the replay, please dial 1-855-859-2056 or 404-537-3406 and enter the conference ID number 75026532. A replay will also be available two hours after the call ends through midnight on May 15, 2012 at www.investorcalendar.com.

About SunGard

SunGard is one of the world’s leading software and technology services companies. SunGard has more than 17,000 employees and serves approximately 25,000 customers in more than 70 countries. SunGard provides software and processing solutions for financial services, education and the public sector. SunGard also provides disaster recovery services, managed IT services, information availability consulting services and business continuity management software. With annual revenue of about $4.5 billion, SunGard is the largest privately held software and services company and was ranked 434 on the Fortune 500 in 2011. For more information, please visit www.sungard.com.

Trademark Information: SunGard, the SunGard logo, Adaptiv, AddVantage, BusinessPlus, Front Arena, and OMNI are trademarks or registered trademarks of SunGard Data Systems Inc. or its subsidiaries in the U.S. and other countries. All other trade names are trademarks or registered trademarks of their respective holders.

SunGard’s “Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

Statements in this release other than historical facts constitute forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “would,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates, financial results and pro forma estimates are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Some of the factors that we believe could affect our results include: general economic and market conditions; the overall condition of the financial services industry, including the effect of any further consolidation among financial services firms; our high degree of leverage; the effect of war, terrorism, natural disasters or catastrophic events; the effect of disruptions to our systems and infrastructure; the timing and magnitude of software sales; the timing and scope of technological advances; customers taking their information availability solutions in-house; the trend in information availability toward solutions utilizing more dedicated resources; the market and credit risks associated with broker/dealer operations; the ability to retain and attract customers and key personnel; risks relating to the foreign countries where we transact business; the integration and performance of acquired businesses; the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software and business-method patents; a material weakness in our internal controls; and unanticipated changes in our tax provision or the adoption of new tax legislation. The factors described in this paragraph and other factors that may affect our business or future financial results are discussed in our periodic filings with the U.S. Securities and Exchange Commission, copies of which may be obtained from us without charge. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.

SunGard Data Systems Inc.

Consolidated Statements of Operations

(in millions)

(Unaudited)

	Three Months Ended Mar. 31,
	2011	2012
Revenue:
Services	$995	$989
License and resale fees	61	31

Total products and services	1,056	1,020
Reimbursed expenses	30	19

	1,086	1,039

Costs and expenses:
Cost of sales and direct operating	494	469
Sales, marketing and administration	262	258
Product development and maintenance	95	88
Depreciation and amortization	69	71
Amortization of acquisition-related intangible assets	117	102

	1,037	988

Operating income	49	51
Interest income	1	—
Interest expense and amortization of deferred financing fees	(137)	(122)
Loss on extinguishment of debt	(2)	(15)
Other income	—	2

Loss from continuing operations before income taxes	(89)	(84)
Benefit from income taxes	11	7

Loss from continuing operations	(78)	(77)
Income from discontinued operations, net of tax	55	312

Net income (loss)	$(23)	$235

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Consolidated Condensed Balance Sheets

(in millions)

(Unaudited)

	Dec. 31, 2011	Mar. 31, 2012
Assets:
Current:
Cash and cash equivalents	$868	$1,378
Accounts receivable, net	951	860
Clearing broker assets	213	217
Prepaid expenses and other current assets	117	144
Assets held for sale	1,326	—

Total current assets	3,475	2,599
Property and equipment, net	893	894
Software products, net	554	510
Customer base, net	1,580	1,532
Other assets, net	1,163	1,146
Goodwill	4,885	4,904

Total Assets	$12,550	$11,585

Liabilities and Stockholder’s Equity:
Current:
Short-term and current portion of long-term debt	$10	$508
Accounts payable and accrued expenses	794	1,095
Clearing broker liabilities	179	178
Deferred revenue	862	872
Deferred income taxes	76	—
Liabilities related to assets held for sale	230	—

Total current liabilities	2,151	2,653
Long-term debt	7,819	6,101
Deferred income taxes	1,119	1,098

Total liabilities	11,089	9,852
Stockholder’s equity	1,461	1,733

Total Liabilities and Stockholder’s Equity	$12,550	$11,585

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Consolidated Condensed Statements of Cash Flows

(in millions)

(Unaudited)

	Three Months Ended
	Mar. 31, 2011	Mar. 31, 2012
Cash flow from operations:
Cash flow from operations	$53	$75

Investment activities:
Cash paid for acquired businesses, net of cash acquired	(19)	(6)
Cash paid for property and equipment and software	(61)	(60)
Other investing activities	1	3

Cash used in continuing operations	(79)	(63)
Cash provided by (used in) discontinued operations	(3)	1,740

Cash provided by (used in) investment activities	(82)	1,677

Financing activities:
Cash received from borrowings, net of fees	14	(19)
Cash used to repay debt	(1)	(1,225)
Other financing activities	(2)	(10)

Cash provided by (used in) continuing operations	11	(1,254)
Cash provided by (used in) discontinued operations	—	—

Cash provided by (used in) financing activities	11	(1,254)

Effect of exchange rate changes on cash	16	7

Increase (decrease) in cash and cash equivalents	(2)	505
Beginning cash and cash equivalents includes cash of discontinued operations (2011: $7, 2012: $5)	778	873

Ending cash and cash equivalents includes cash of discontinued operations (2011: $7, 2012: $-)	$776	$1,378

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information (Unaudited)

Note 1. Reconciliation of Net Income (Loss) to EBITDA and Reconciliation of EBITDA to Adjusted EBITDA

EBITDA represents net income (loss) before interest expense, income taxes and depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to give effect to certain items that are required in calculating covenant compliance under our senior subordinated notes as well as under our senior secured credit facilities, as amended, which were entered into in August 2005 and our senior notes entered into in September 2008 and November 2010. Adjusted EBITDA is calculated by subtracting from or adding to EBITDA items of income or expense described below. EBITDA and Adjusted EBITDA are not recognized terms under generally accepted accounting principles (GAAP). EBITDA and Adjusted EBITDA do not represent net income (loss), as that term is defined under GAAP, and should not be considered as an alternative to net income (loss) as an indicator of our operating performance. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management or discretionary use as such measures do not consider certain cash requirements such as capital expenditures (including capitalized software expense), tax payments and debt service requirements. SunGard considers EBITDA and Adjusted EBITDA to be key indicators of our ability to pay our debt. EBITDA and Adjusted EBITDA as presented herein are not necessarily comparable to similarly titled measures. The following is a reconciliation of EBITDA and Adjusted EBITDA to income (loss) from continuing operations, the GAAP measure we believe to be most directly comparable to EBITDA and Adjusted EBITDA. Further information regarding this reconciliation is included in our periodic filings with the U.S. Securities and Exchange Commission.

	Three Months Ended Mar. 31,		Last Twelve Months Ended Mar. 31, 2012
(in millions)	2011	2012

Loss from continuing operations	$(78)	$(77)	$(72)
Interest expense, net	136	122	507
Benefit from income taxes	(11)	(7)	(114)
Depreciation and amortization	186	173	697

EBITDA	233	211	1,018
Goodwill impairment charges	—	—	48
Purchase accounting adjustments	3	2	10
Non-cash charges	5	11	40
Restructuring and other	11	3	92
Loss on extinguishment of debt	2	15	16

Adjusted EBITDA - senior secured credit facilities, senior notes due 2018 and 2020 and senior subordinated notes due 2015	$254	$242	$1,224

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information (Unaudited)

Note 2. Reconciliation of Operating Income to Adjusted Operating Income

Adjusted operating income represents operating income adjusted for goodwill impairment charges, amortization of acquisition-related intangible assets, restructuring and other costs and management fee expense. Adjusted operating income is not a recognized term under generally accepted accounting principles (GAAP). Adjusted operating income does not represent operating income, as that term is defined under GAAP, and should not be considered as an alternative to operating income as an indicator of our operating performance. We have included information concerning adjusted operating income because we use this information when evaluating the underlying performance of the Company. While these charges are not of a non-recurring nature, by excluding these charges, in particular when they materially change from period to period, we are able to perform additional analysis of our business which we believe is important in understanding the operating results of the business. We regularly communicate our results, separately identifying these charges, to our board of directors. We changed how we define adjusted operating income and have conformed prior periods to the current period presentation. Adjusted operating income as presented herein is not necessarily comparable to similarly titled measures. The following is a reconciliation between adjusted operating income and operating income, the GAAP measure we believe to be most directly comparable to adjusted operating income. Percentage changes are computed based on unrounded amounts.

	Three Months Ended Mar. 31,
(in millions)
Adjusted Operating Income (loss)	2011	2012	change
Total
Revenue	$1,086	$1,039	(4)%

Operating income (loss)	$49	$51	6%
Operating income margin	4%	5%

Amortization of acquisition-related intangible assets	117	102
Restructuring and other costs	4	2
Management fees	3	2

Adjusted operating income	$173	$157	(9)%

Adjusted operating income margin	16%	15%

	Year Ended December 31,
(in millions)
Adjusted Operating Income (loss)	2010	2011	change
Total
Revenue	$4,490	$4,499	—%

Operating income (loss)	$205	$333	62%
Operating income margin	5%	7%

Amortization of acquisition-related intangible assets	451	438
Goodwill impairment	205	48
Restructuring and other costs	42	77
Management fees	16	12

Adjusted operating income	$919	$908	(1)%

Adjusted operating income margin	20%	20%

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information (Unaudited)

Note 3. Impact of Broker/Dealer on Reported Revenue Growth of Continuing Operations

Beginning in 2007, the Company experienced significant revenue volatility in one of its capital markets businesses, a broker/dealer business with inherently lower margins than the rest of the financial systems business, and whose revenue is a function of market volatility and customer mix. Reported revenue growth with and without the broker/dealer business for the total Company and Financial Systems for 2009, 2010, 2011 and 2012 follows:

	Quarter Ended					Full Year
	Mar-11	Jun-11	Sep-11	Dec-11	Mar-12	2009	2010	2011
Revenue growth as reported:
Total SunGard	1%	1%	3%	-3%	-4%	-1%	-7%	0%
Financial Systems	2%	2%	5%	-4%	-6%	0%	-9%	1%

Revenue growth as reported without broker/dealer business:
Total SunGard	3%	4%	6%	-2%	-2%	-1%	2%	3%
Financial Systems	6%	7%	10%	-2%	-3%	0%	6%	5%